                                                                       005-49915

                THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G/A
                         FILED ON FEBRUARY 18, 1998
             PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ONE)*


                                SoloPoint, Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 Common Stock
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  834365 10 8
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 834365 10 8                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ameritech Development Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            242,807

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             242,807

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      242,807

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 834365 10 8                                          Page 3 of 5 Pages


ITEM 1.
        (a)     Name of Issuer:     SoloPoint, Inc.

        (b)     Address of Issuer's Principal Executive Offices:

                               130-B Knowles Drive
                               Los Gatos, CA 95030

ITEM 2.
        (a)     Name of Person Filing:  Ameritech Development Corporation

        (b)     Address of Principal Business Office or, if none, Residence:

                               30 South Wacker Drive
                               Chicago, IL 60606

        (c)     Citizenship:         United States

        (d)     Title of Class of Securities:  Common Stock

        (e)     CUSIP Number:        834365 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

CUSIP No. 834365 10 8                                          Page 4 of 5 Pages


ITEM 4. OWNERSHIP
        (a)     Amount Beneficially Owned:  242,807*

        (b)     Percent of Class:           6.9%

        (c)     Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:            242,807
               (ii) shared power to vote or to direct the vote:                0
              (iii) sole power to dispose or direct the disposition of:  242,807
               (iv) shared power to dispose or direct the disposition of:      0


                * This figure includes 204,807 shares currently owned by Ameritech Development Corporation, options exercisable for 2,000 shares and warrants exercisable for 36,000 shares within 60 days of December 31, 1997.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Inapplicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Inapplicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Inapplicable.

CUSIP No. 834365 10 8                                          Page 5 of 5 Pages


ITEM 10.
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 12, 1998
                                                  -----------------------
                                                          Date


                                                  /s/ Charles Ross
                                                  ----------------------
                                                        Signature


                                                  Charles Ross, Director
                                                  ----------------------
                                                       Name/Title